Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2024 Incentive Award Plan and 2024 Employee Stock Purchase Plan of PACS Group, Inc. of our report dated March 13, 2024 (except for the retroactive effect of the 1-for-6,436.1693 stock split as described in the fourth paragraph of Note 17, as to which the date is April 1, 2024), with respect to the combined/consolidated financial statements of PACS Group, Inc. included in Amendment No. 3 to the Registration Statement (Form S-1 No. 333-277893) and related Prospectus of PACS Group, Inc. filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Salt Lake City, Utah
April 11, 2024